EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Telesp Celular Participações S.A. (“TCP”) on Form F-4 of our report dated April 1, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the differences between accounting practices adopted in Brazil and accounting principles generally accepted in the United States of America, the presentation of the consolidated statements of cash flows, and the change in accounting for sales of prepaid cellular minutes under accounting practices adopted in Brazil in 2003), relating to the financial statements of TCP, appearing in the Annual Report on Form 20-F of TCP for the year ended December 31, 2004, and to the use of our report dated April 1, 2005, appearing in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

We also consent to the reference to us under the heading “Part Eight: Legal and Regulatory Matters — Experts” in such Prospectus.

Sao Paulo, Brazil, January 20, 2006

/s/ Deloitte Touche Tohmatsu Auditores Independentes

DELOITTE TOUCHE TOHMATSU

Auditores Independentes